Exhibit 23.1

Consent of BDO China Shu Lun Pan Certified Public Accountants LLP,

Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kandi Technologies Group, Inc.:

We consent to the incorporation by reference in the foregoing Registration Statements on Form S-3 of Kandi Technologies Group, Inc. of our report dated March 15, 2019 with respect to the consolidated financial statements of Kandi Technologies Group, Inc., and the effectiveness of internal control over financial reporting of Kandi Technologies Group, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to our firm under the caption “Experts”.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, The People’s Republic of China

March 22, 2019